Exhibit 99.1

Document Security Systems, Inc. Announces Location Change
of Special Meeting of Stockholders To Be Held On May 4, 2020

ROCHESTER, N.Y., April 17, 2020 (GLOBE NEWSWIRE) -- Document Security Systems, Inc. (DSS or the “Company”) (NYSE American: DSS), a leader in anti-counterfeit, authentication and consumer engagement technologies today announced notice of a change in location of its Special Meeting of Stockholders to be held on Monday, May 4, 2020 at 9:00 a.m. Central Time (the “Special Meeting”). Due to the rapidly evolving public health concerns relating to the coronavirus, or COVID-19, and the closure of the original venue for the Special Meeting, the location of Special Meeting has been changed to 32731 Egypt Lane, Suite 602, Magnolia, Texas 77354.

The purpose of the Special Meeting is to consider and vote on certain a proposal relating to an amendment to the Company’s certificate of incorporation to effect a reverse split of its common stock by a ratio of 1-for-30 (the “Reverse Split”) and on such other business as may properly come before the Special Meeting or any adjournment thereof. Further information regarding the change of location of the Special Meeting can be found in the Notice of Change of Location of Special Meeting of Stockholders filed by DSS with the Securities and Exchange Commission on April 17, 2020.

As described in the proxy statement for the Special Meeting previously distributed, DSS shareholders are entitled to participate in and vote at the Special Meeting if they were a shareholder of record as of the close of business on April 3, 2020, or hold an appropriate legal proxy for the meeting provided by their broker, bank or other nominee. Whether or not a shareholder plans to attend the Special Meeting, DSS urges its shareholders to vote and submit their proxy in advance of the Special Meeting by one of the methods described in the proxy statement. The proxy card included with the proxy statement previously distributed will not be updated to reflect the information provided above and may continue to be used to vote your shares in connection with the Special Meeting. If you have previously submitted a proxy using one of the methods described in the proxy statement and proxy card, you vote will be counted and you do not need to submit a new proxy or vote at the Special Meeting, although you may change or revoke your vote by attending the Special Meeting or by one of the other methods described in the proxy statement.

DSS shareholders who have questions about the proxy statement tor voting their shares should contact The Proxy Advisory Group, LLC, which is assisting with the solicitation of proxies, at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

1-212-616-2180

About Document Security Systems, Inc. (DSS)

For over 15 years, DSS has protected corporations, financial institutions, and governments from sophisticated and costly fraud. DSS’ innovative anti-counterfeit, authentication, and brand protection solutions are deployed to prevent attacks which threaten products, digital presence, financial instruments, and identification. AuthentiGuard®, the company’s flagship product, provides authentication capability through a smartphone application so businesses can empower a wide range of employees, supply chain personnel, and consumers to track their brands and verify authenticity. For more information on DSS visit http://www.dsssecure.com.